[LOGO]
                                          Contact: Investor Relations Department
                                                   Aames Financial Corporation
                                                   (323) 210-5311


FOR IMMEDIATE RELEASE




                           AAMES FINANCIAL CORPORATION
 RECEIVES $34.7 MILLION IN FIRST PHASE OF THE $50.0 MILLION EQUITY INVESTMENT BY
    CAPITAL Z; SUCCESSFULLY RENEGOTIATES AMENDMENTS TO FINANCIAL COVENANTS IN WAREHOUSE LINES; ARRANGING $75.0 MILLION RESIDUAL SALE FACILITY WITH CAPITAL
                                  Z AFFILIATE.


         LOS ANGELES, CALIFORNIA, JUNE 7, 2000 - AAMES FINANCIAL CORPORATION (NYSE: AAM), a leader in subprime home equity lending, today reported that it received $34.7 million in the first of a two phase $50.0 million equity investment by the Company's lead stockholder, Specialty Finance Partners, an affiliate of Capital Z Financial Services Fund II, L.P. ("Capital Z").

         In the first phase of the $50.0 million investment, completed today, the Company received $34.7 million in exchange for (i) 40.8 million shares of Series C Convertible Preferred Stock (a purchase price of $0.85 per share, which reflects the average closing market price for the five trading days prior to the closing of the first phase) and (ii) warrants to purchase 5.0 million shares of Series C Convertible Preferred Stock at $0.85 per share.

         Prior to closing the first phase of the $50.0 million equity investment, the Company successfully renegotiated and amended the financial covenants in its revolving warehouse and repurchase facilities effective as of March 31, 2000. These amendments enable the Company to meet its financial covenants as of March 31, April 30, and May 31, 2000 and better enable the Company to meet its financial covenants going forward. The Company also received a fairness opinion relating to the equity investment from a nationally recognized investment banking firm.

         A. Jay Meyerson, the Company's Chief Executive Officer, stated, "This equity infusion is a key driver in Aames' turnaround strategy. Combined with our lenders' continued support in modifying their financial covenants, this additional capital firmly positions Aames to execute its business plan of enhancing the value of its loan production while growing its core origination channels and reducing costs."

         In the second phase of the $50.0 million equity investment, approximately 18.0 million additional shares of a newly designated class of convertible preferred stock ("Series D Convertible Preferred Stock") will be sold to Capital Z for $15.3 million. The second phase will close on the earliest possible date that the Company is authorized to issue shares of Series D Convertible Preferred Stock pursuant to Rule 14C of the Securities Exchange Act of 1934. The Company expects the second phase of the $50.0 million equity investment to be completed on or about July 12, 2000.

         Prior to the close of the second phase, the Company will amend its Certificate of Incorporation to designate shares of the Company's preferred stock as Series D Convertible Preferred Stock. The Series D Convertible

Preferred Stock will be identical to Series C Convertible Preferred Stock, except that it will have a stated value equal to $0.85 per share. As is the case with the Series C Convertible Preferred Stock, the Series D Convertible Preferred Stock will have no rights to vote for the election of directors of the Company. At the close of the second phase, Capital Z will exchange the 40.8 million shares of Series C Convertible Preferred Stock and the warrants to purchase 5.0 million of Series C Convertible Preferred Stock issued today for an equal number of shares and warrants of Series D Convertible Preferred Stock.

         Additionally, the Company announced it will conduct a rights offering, which it expects to commence as soon as practicable after the filing of the necessary amendments to the Company's Certificate of Incorporation and receipt of the appropriate regulatory approvals. The rights offering is intended to give the holders of the Company's Common Stock and Series C Convertible Preferred Stock, other than Capital Z and its affiliates, the opportunity to maintain their current percentage ownership in the Company. Such holders will have the right to purchase Series D Convertible Preferred Stock at $0.85 per share. (The same price as paid by Capital Z.)

         "Aames' stockholders have patiently supported the Company, and the Board of Directors determined that all stockholders should have the same opportunity to participate in this round of equity financing on the same terms as Capital Z," Meyerson said.

         The Company is also arranging a residual sale facility with an affiliate of Capital Z that will allow the Company to sell, on an on-going basis, up to $75.0 million of residual assets created by the Company in securitization transactions during the next 24 months.

         Aames Financial Corporation is a leading home equity lender, and at March 31, 2000 operated 101 retail Aames Home Loan offices and 7 wholesale loan centers nationwide.

         From time to time the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance and results of the Company's business include the following: negative cash flow and continued access to outside sources of cash to fund operations; dependence on funding sources; third party rights to terminate mortgage servicing; high delinquencies and losses in our securitization trusts; prepayment risk; changes in interest rates; basis risk; prolonged interruptions or reductions in the secondary market for mortgage loans; timing of loan sales; dependence on broker network; competition; concentration of operations in California and Florida; economic conditions; contingent risks on loans we sell; government regulation; changes in federal income tax laws; our ability to pay dividends and the concentrated ownership of our controlling stockholder. For a more complete discussion of these risks and uncertainties, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in the Company's Annual Report on Form 10-K and 10-K/A for the fiscal year ended June 30, 1999 and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors" in Form 10-Q for the quarter ended March 31, 2000, and subsequent Company Filings with the United States Securities and Exchange Commission.